Exhibit 99.1

FOR IMMEDIATE RELEASE

For investor inquiries: John Mills, ICR for Alimera Sciences 310-954-1105 John.Mills@ICRINC.com	For press inquiries: Katie Brazel, Fleishman-Hillard for Alimera Sciences 404-739-0150 Katie.Brazel@fleishman.com

ALIMERA SCIENCES REPORTS FIRST QUARTER 2013 FINANCIAL RESULTS

Company Begins Selling ILUVIEN in the United Kingdom and Germany During Second Quarter of 2013

FDA PDUFA Goal Date of October 17, 2013 Set for ILUVIEN

Alimera Will Host a Conference Call at 4:30 PM ET Today

ATLANTA, GA, May 9, 2013 — Alimera Sciences, Inc. (NASDAQ: ALIM) (Alimera), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today announced financial results for the first quarter ended March 31, 2013.
“During the first quarter of 2013 we significantly expanded our marketing efforts and sales reach with physicians to prepare for the European market launch of ILUVIEN. We recently announced the launch of ILUVIEN in both the United Kingdom and in Germany and are confident in our ability to address the expected demand for our product. On May 7, 2013, Albert J. Augustin, M.D., professor and chairman of the Department of Ophthalmology, Klinikum Karlsruhe, Karlsruhe, Germany, treated the world’s first patient with the implant injection since the product became commercially available,” said Dan Myers, Alimera’s president and chief executive officer. “This is a significant milestone for not only our Company but also for the patients suffering from the debilitating effects of chronic diabetic macular edema in these regions and their physicians.”
Market Access Update
On April 29, 2013, Alimera announced that ILUVIEN had become commercially available in the United Kingdom. In addition, Alimera recently submitted a simple Patient Access Scheme (PAS), which has been agreed to by the United Kingdom’s Department of Health, to the United

Kingdom's National Institute for Health and Care Excellence (NICE) for consideration under its rapid review facility. The NICE Appraisal Committee will assess the likely impact of the ILUVIEN PAS and determine whether an update to NICE's previously issued final guidance is warranted. If the PAS is accepted by NICE, it is anticipated that ILUVIEN would be funded for chronic diabetic macular edema (DME) patients in England and Wales through the National Health Service. The NICE Appraisal Committee is scheduled to meet on May 15, 2013 to discuss the ILUVIEN PAS and will communicate its decision at a later date.
FDA Update
Alimera recently announced that its resubmission of the New Drug Application (NDA) for ILUVIEN has been acknowledged as received by the U.S. Food and Drug Administration (FDA) as a complete class 2 response to the FDA’s November 2011 letter and that a new Prescription Drug User Fee Act (PDUFA) goal date of October 17, 2013 has been established. In the resubmission, Alimera responded to questions raised in the FDA's letter and provided additional analyses as well as new information to support that ILUVIEN is safe and effective in the treatment of patients with chronic DME. The resubmission focused on the safety aspects of ILUVIEN and the subgroup population of patients with chronic DME, the same subgroup for which marketing approval for ILUVIEN has been granted in six countries in the European Union. Alimera used existing data from two previously completed pivotal Phase 3 clinical trials (collectively called the FAME™ Study).
“We are pleased to have recently learned of the PDUFA goal date for our NDA for ILUVIEN in the fall and look forward to the FDA’s response,” said Mr. Myers.
First Quarter 2013 Financial Results
Research and development expenses for the first quarter of 2013 increased to $2.0 million, compared to $1.6 million for the first quarter of 2012. The increase was primarily attributable to preparation of the resubmission of the NDA for ILUVIEN. In the event the FDA approves Alimera’s NDA for ILUVIEN, Alimera will owe an additional milestone payment of $25.0 million to pSivida Corp.
General and administrative expenses in the first quarter of 2013 were $2.7 million, compared to $1.4 million in the first quarter of 2012. The increase was primarily due to infrastructure build and financial and operational planning for Alimera’s European operations.
Sales and Marketing expenses in the first quarter of 2013 were $3.6 million, compared to $1.1 million for the first quarter of 2012. The increase was primarily attributable to the expansion of Alimera’s sales and marketing team, directly and in conjunction with Quintiles Commercial, and the development of market awareness in preparation for the launch of ILUVIEN in Europe.

Net loss for the quarter ended March 31, 2013 was $14.0 million, or $(0.44) per common share, compared with a net loss of $4.4 million, or $(0.14) per common share, for the quarter ended March 31, 2012. Net loss for the quarter ended March 31, 2013 was impacted by a non-cash warrant valuation adjustment of $5.6 million resulting from the increase in Alimera's common stock price. Adjusted net loss excluding the non-cash warrant valuation adjustment for the quarter ended March 31, 2013 was $8.4 million, or $(0.27) per common share. Net loss and adjusted net loss per share were based on 31,545,569 weighted average shares outstanding for the first quarter of 2013 and 31,427,355 weighted average shares outstanding for the first quarter of 2012. A reconciliation of net loss to adjusted net loss and net loss per common share to adjusted net loss per common share is included below under the heading "Non-GAAP Financial Measures."
As of March 31, 2013, Alimera had cash, cash equivalents and investments of $39.3 million, compared to $49.6 million as of December 31, 2012.
$20 Million Debt Facility
Alimera announced on May 8, 2013, that its United Kingdom subsidiary, Alimera Sciences Limited, had entered into a Loan and Security Agreement with Silicon Valley Bank (SVB) providing for a term loan in the principal amount of $5 million and up to an additional $15 million under a working capital line of credit.
The proceeds of the term loan will provide Alimera Sciences Limited with additional working capital for general corporate purposes. The line of credit will be utilized to finance eligible accounts receivable in the United Kingdom, Germany and France, and replaces the $20 million line of credit previously provided by SVB to finance accounts receivable in the United States. Alimera believes this debt facility strengthens its financial position for the commercialization of ILUVIEN® in the United Kingdom, Germany and France and provides additional resources as management evaluates its expansion plans in Europe.
Conference Call to be Held Today
Alimera will hold a conference call today at 4:30 PM ET to discuss these results and provide regulatory and commercial updates. The conference call will be hosted by Dan Myers, president and chief executive officer, and Rick Eiswirth, chief operating officer and chief financial officer.
To participate in the call, please dial (877) 369-6586 (U.S. and Canada) or (253) 237-1165 (international). A live webcast will be available on the Investor Relations section of the corporate website at www.alimerasciences.com.
A replay of the conference call will be available beginning May 9, 2013 at 7:30 p.m. ET and ending on May 15, 2013 by dialing (855) 859-2056 (U.S. and Canada) or (404) 537-3406 (international), Conference ID Number: 64145879. A replay of the webcast will be available on the corporate website for one week, through May 15, 2013.

About Alimera Sciences, Inc.
Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently, Alimera is focused on diseases affecting the back of the eye, or retina. Its primary product, ILUVIEN, is an intravitreal implant containing fluocinolone acetonide (FAc), a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease.
Non-GAAP Financial Measures
Alimera believes the metric "adjusted net loss" and “adjusted net loss per common share” are useful financial measures for investors in evaluating Alimera's performance for the periods presented. Adjusted net loss and adjusted net loss per common share exclude changes in fair value of derivative warrant liability, a non-cash expense. These metrics, however, are not measures of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for net loss or net loss per common share in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Alimera’s management believes that adjusted net loss and adjusted net loss per common share are useful supplements for it and investors to Alimera’s GAAP financial information because these measures exclude a non-cash expense which management believes is not reflective of Alimera’s operating results due its dependence on the price of Alimera’s common stock. These non-GAAP financial measures also facilitates management’s internal comparison to Alimera’s historical financial performance and the financial performance of other companies. However, non-GAAP financial measures should only be read in conjunction with financial information reported under GAAP when understanding Alimera’s operating performance. For a reconciliation of net loss to adjusted net loss and net loss per common share to adjusted net loss per common share, see the table below.
Forward Looking Statements
This press release contains "forward-looking statements," within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera's commercial plans for ILUVIEN in Germany, the United Kingdom and France and the regulatory status of ILUVIEN in the United States. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual results to differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, uncertainty as to Alimera's ability to commercialize, and market acceptance of, ILUVIEN in the EU, as well as other factors discussed in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of Alimera's Annual Report on Form 10-K for the year ended December 31, 2012, which is on file with the Securities and Exchange Commission (SEC) and available on the SEC's website at www.sec.gov. Additional factors may also be set forth in those sections of

Alimera’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013 to be filed with the SEC in the second quarter of 2013. In addition to the risks described above and in Alimera’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the SEC, other unknown or unpredictable factors also could affect Alimera’s results. There can be no assurance that the actual results or developments anticipated by Alimera will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Alimera. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All forward-looking statements contained in this press release are expressly qualified by the cautionary statements contained or referred to herein. Alimera cautions investors not to rely too heavily on the forward-looking statements Alimera makes or that are made on its behalf. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

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Income Statement
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
RESEARCH AND DEVELOPMENT EXPENSES	$2,023	$1,581
GENERAL AND ADMINISTRATIVE EXPENSES	2,670	1,434
SALES AND MARKETING EXPENSES	3,563	1,113
OPERATING EXPENSES	8,256	4,128
INTEREST INCOME	1	1
INTEREST EXPENSE	(135)	(234)
CHANGE IN FAIR VALUE OF DERIVATIVE WARRANT LIABILITY	(5,594)	—
NET LOSS	$(13,984)	$(4,361)
NET LOSS PER SHARE APPLICABLE TO COMMON SHAREHOLDERS — Basic and diluted	$(0.44)	$(0.14)

WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and diluted	31,545,569	31,427,355

Reconciliation of GAAP Net Loss to Adjusted Net Loss
(in thousands, except share and per share data)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
GAAP NET LOSS	$(13,984)	$(4,361)
Adjustments to net loss:
Change in fair value of derivative warrant liability	(5,594)	—
NON-GAAP ADJUSTED NET LOSS	$(8,390)	$(4,361)

GAAP NET LOSS PER SHARE — Basic and diluted	$(0.44)	$(0.14)
Adjustments to net loss:
Change in fair value of derivative warrant liability	(0.17)	—
NON-GAAP ADJUSTED NET LOSS PER SHARE — Basic and diluted	$(0.27)	$(0.14)

WEIGHTED AVERAGE SHARES OUTSTANDING — Basic and diluted	31,545,569	31,427,355

Balance Sheet
(in thousands)

	March 31, 2013	December 31, 2012
	(Unaudited)
CURRENT ASSETS:
Cash and cash equivalents	$39,307	$49,564
Prepaid expenses and other current assets	2,640	2,029
Inventory	1,058	719
Deferred financing costs	74	95
Total current assets	43,079	52,407
PROPERTY AND EQUIPMENT — at cost less accumulated depreciation	115	114
TOTAL ASSETS	$43,194	$52,521
CURRENT LIABILITIES:
Accounts payable	$2,340	$1,973
Accrued expenses	1,272	1,179
Outsourced services payable	1,096	2,616
Notes payable	2,348	2,273
Capital lease obligations	3	6
Derivative warrant liability	10,011	4,418
Total current liabilities	17,070	12,465
LONG-TERM LIABILITIES:
Notes payable, net of discount — less current portion	153	703
Other long-term liabilities	235	209
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock:
Series A Convertible Preferred Stock	32,045	32,045
Common stock	316	315
Additional paid-in capital	238,052	237,485
Common stock warrants	415	415
Accumulated deficit	(245,100)	(231,116)
Accumulated other comprehensive income	8	—
TOTAL STOCKHOLDERS’ EQUITY	25,736	39,144
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$43,194	$52,521